Exhibit 99.1
XenoPort Announces Pricing of Public Offering of 4,500,000 Shares of Common Stock
SANTA CLARA, Calif., June 21, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — XenoPort, Inc. (Nasdaq: XNPT) announced today the pricing of a public offering of 4,500,000 shares of its common stock at $17.00 per share. All of the shares are being offered by the company. The company has granted to the underwriters a 30-day option to purchase up to 675,000 additional shares of common stock to cover over-allotments, if any.
Morgan Stanley & Co. Incorporated is acting as the sole book runner and lead manager for the offering. Deutsche Bank Securities Inc. and Pacific Growth Equities, LLC are acting as co-managers for the offering.
A copy of the final prospectus relating to the offering may be obtained from Morgan Stanley’s prospectus department at 180 Varick, New York, NY 10014, by telephone at 866-718-1649 or by emailing prospectus@morganstanley.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About XenoPort
XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort’s most advanced product candidate, XP13512, has commenced a Phase 3 clinical program for the treatment of Restless Legs Syndrome, and has successfully completed a Phase 2a clinical trial for the management of post-herpetic neuralgia. XenoPort has also completed two Phase 1 clinical trials of its second product candidate, XP19986, and reported preliminary positive results of a Phase 2a clinical trial of XP19986 in Gastroesphageal Reflux Disease, or GERD, patients.
NOTE: XenoPort and Transported Prodrug are U.S. trademarks of XenoPort, Inc.
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